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                        Prospectus Supplement No. 1
       Dated August 23, 1999 (to Prospectus dated August 13, 1999)

                        SkyLynx Communications, Inc.


     This Prospectus Supplement is part of the Prospectus dated August 13, 1999 relating to an offering of up to 9,996,954 shares of our common stock by persons who were issued common stock in connection with our capital raising activities or have been or will be issued common stock upon conversion of shares of our series B, series D and series E convertible preferred stock or upon exercise of warrants to purchase our common stock.

     Settlement of Gordon Litigation.

     We and Gary Brown, our former President and Chief Executive Officer, have entered into a settlement agreement with James F. Gordon with respect to Mr. Gordon's claims against us and Mr. Brown made in James Gordon v. Gary Brown and SkyLynx Communications, Inc. (Circuit Court for the Twelfth Judiciary Circuit in and for Sarasota County, Florida, Case No. 98-6394-CC). The settlement agreement provides that, in consideration for shares of the common stock of Teleservices International Group, Inc. Mr. Gordon previously delivered to us, we will issue Mr. Gordon an aggregate of 115,000 shares of our common stock, and Mr. Brown will transfer to Mr. Gordon an aggregate of 20,000 shares of our common stock Mr. Brown currently holds. The agreement additionally provides that the shares we issue to Mr. Gordon under the agreement will be deemed to have been paid for by Mr. Gordon as of September 7, 1998, the date he delivered the Teleservices shares to us. Under the agreement, the parties agreed to mutually release each other from all previous claims and causes of action, and to dismiss the claims and counterclaims previously filed against each other.

       The date of this Prospectus Supplement No. 1 is August 23, 1999.


                          SECOND QUARTER 1999 RESULTS


     A copy of our Quarterly Report on Form 10-QSB for the fiscal quarter ended June 30, 1999, is attached hereto.